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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
Heritage Property Investment Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERITAGE PROPERTY INVESTMENT TRUST, INC.
131 Dartmouth Street
Boston, Massachusetts 02116

        April 9, 2004

Dear Stockholder:

        We cordially invite you to attend the 2004 Annual Meeting of Stockholders of Heritage Property Investment Trust, Inc., which will be held on Friday, May 7, 2004, at 9:00 a.m., local time, at The Westin Copley Place, 10 Huntington Avenue, Boston, Massachusetts. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement contain the matters to be considered and acted upon at the Annual Meeting. Please read these materials carefully.

        Your vote is very important. Whether or not you plan to attend the Annual Meeting, please carefully review the enclosed Proxy Statement and then direct your vote, regardless of the number of shares you hold. Please complete, sign, date and mail promptly the enclosed Proxy or for shares held in street name, the voting instruction form, in the return envelope. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person.

        I look forward to seeing you on May 7, 2004 at our Annual Meeting. Thank you for your continued interest in our company.

Sincerely,

Thomas C. Prendergast Chairman, President and Chief Executive Officer

HERITAGE PROPERTY INVESTMENT TRUST, INC.
131 Dartmouth Street
Boston, Massachusetts 02116

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF HERITAGE PROPERTY INVESTMENT TRUST, INC.:

        NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders of Heritage Property Investment Trust, Inc., a Maryland corporation (the "Company"), will be held at The Westin Copley Place, 10 Huntington Avenue, Boston, Massachusetts 02116, on Friday, May 7, 2004, at 9:00 A.M., local time, for the following purposes:

  1.
  To elect four directors to hold office for a three-year term until the 2007 Annual Meeting of Stockholders and until their successors have been duly elected and qualify. The current Board of Directors of the Company has nominated and recommends for such election as Directors the following persons: Joseph L. Barry, Jr., Richard C. Garrison, David W. Laughton and Kevin C. Phelan.

  2.
  To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on March 12, 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on March 12, 2004, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

        STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTPAID ENVELOPE PROVIDED. STOCKHOLDERS WHO ARE PRESENT AT THE ANNUAL MEETING MAY REVOKE THEIR PROXY AND VOTE IN PERSON, IF THEY SO DESIRE.

By order of the Board of Directors,

Stephen H. Faberman Secretary
April 9, 2004

HERITAGE PROPERTY INVESTMENT TRUST, INC.
131 Dartmouth Street
Boston, Massachusetts 02116

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

        This Proxy Statement is furnished to the holders of the common stock, $0.001 par value per share, of Heritage Property Investment Trust, Inc., a Maryland corporation (the "Company"), in connection with the solicitation of proxies on behalf of our Board of Directors for use at the 2004 Annual Meeting of Stockholders to be held on May 7, 2004, or at any adjournment or postponement of the meeting. The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of 2004 Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the Annual Meeting.

        This Proxy Statement and proxies for use at the annual meeting will be first mailed to stockholders on or about April 9, 2004, and proxies will be solicited chiefly by mail, but additional solicitations may be made by telephone by our officers or regular employees. We may enlist the assistance of brokerage houses in soliciting proxies. We will bear all solicitation expenses, including costs of preparing, assembling and mailing proxy material.

Voting and Revocability of Proxy

        If the accompanying Proxy Card is properly signed, returned to the Company and not revoked, it will be voted as directed by the stockholder. The persons designated as proxy holders on the Proxy Card will, unless otherwise directed, vote the shares represented by such proxy FOR the election of all nominees for the Board of Directors named in this Proxy Statement, and as recommended by the Board of Directors with regard to any other matters, or, if no recommendation is given, in their own discretion.

        Stockholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of such authority by filing with our Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the annual meeting.

Record Date and Voting Rights

        Only stockholders of record at the close of business on March 12, 2004, are entitled to notice of, and to vote at, the annual meeting, or any adjournment or postponement of the meeting. We had outstanding on March 12, 2004, 46,688,663 shares of common stock, each of which is entitled to one vote upon the matters to be presented at the annual meeting. The presence, in person or by proxy, of a majority of the issued and outstanding shares of common stock will constitute a quorum for the transaction of business at the annual meeting. Votes withheld from any nominee and abstentions are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting.

        In the election of directors, the affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the Annual Meeting, in person or by proxy, is required for the election of each of the nominees. Abstentions will have no effect on the voting outcome with respect to the election of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Principal Stockholders

        The following table sets forth certain information with respect to each person known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock as of March 12, 2004. As of March 12, 2004, 46,688,663 shares of common stock were outstanding.

	Amount and Nature of Beneficial Ownership*
Name and Address of Beneficial Owner	Outstanding Shares	Percentage of Class
New England Teamsters and Trucking Industry Pension Fund(1)	19,572,045	41.92%
Net Realty Holding Trust(2)	19,572,045	41.92%
Cohen & Steers Capital Management, Inc.(3)	4,305,000	9.22%
Prudential Insurance Company of America(4)	2,834,457	6.07%

*
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 12, 2004 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as noted below, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

(1)
The principal address of The New England Teamsters and Trucking Industry Pension Fund ("NETT") is 535 Boylston Street, Boston, Massachusetts 02116. NETT owns all of the outstanding interests in Net Realty Holding Trust, our largest stockholder and as such, may be deemed to be the beneficial owner of all shares of our common stock owned by Net Realty Holding Trust.

(2)
The principal address of Net Realty Holding Trust is care of The New England Teamsters and Trucking Industry Pension Fund, 535 Boylston Street, Boston, Massachusetts 02116.

(3)
The principal address of Cohen & Steers Capital Management, Inc. is 757 Third Avenue, New York, New York 10017. Information above is based on a Schedule 13G filed with the SEC on February 17, 2004. The Schedule 13G indicates that the reporting entity is an investment adviser with sole voting power over 4,252,300 shares and sole dispositive power over 4,305,000 shares.

(4)
The principal address of The Prudential Insurance Company of America ("Prudential") is care of Prudential Real Estate Investors, 8 Campus Drive, Parsippany, New Jersey 07054-4493. On March 26, 2004, Prudential filed an amendment to its Schedule 13G. Based on this filing, the Company believes that Prudential's share ownership has been reduced below 5% of the issued and outstanding shares of common stock.

Management Stockholders

        The following table sets forth information as of March 12, 2004, as reported to us, with respect to the beneficial ownership of the common stock by each of our directors and by each of the executive officers named in this proxy statement, and by all directors and these executive officers as a group. Except as otherwise set forth below, the principal address of each of the persons named below is care of Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

	Amount and Nature of Beneficial Ownership
Name	Outstanding Shares	Right to Acquire	Total Number	Percentage of Class
Bruce A. Anderson	5,000	5,000	10,000	*
Joseph L. Barry, Jr.	5,000	—	5,000	*
Bernard Cammarata	—	50,984	50,984	*
Stephen H. Faberman	3,018	—	3,018	*
Richard C. Garrison	1,500	3,334	4,834	*
David G. Gaw	72,000	130,000	202,000	*
David W. Laughton	1,000	—	1,000	*
Patrick H. O'Sullivan	19,640	54,333	73,973	*
Kevin C. Phelan	5,083	2,134	7,217	*
Robert G. Prendergast(1)	24,380	57,333	81,713	*
Thomas C. Prendergast(2)	663,898	786,667	1,450,565	3.1%
Kenneth K. Quigley, Jr.	3,039	3,334	6,373	*
Barry Rodenstein	17,000	54,000	71,000	*
David C. Sweetser	—	—	—	—
William M. Vaughn	—	—	—	—
Robert J. Watson	5,815	3,334	9,149	*
Louis C. Zicht	13,500	38,167	51,667	*
All directors and executive officers as a group (17 persons)	839,873	1,188,620	2,028,493	4.2%

*
Less than 1% of the issued and outstanding shares of common stock.

•
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 12, 2004, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated below and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Shares included below under "Right to Acquire" represent shares subject to outstanding stock options currently exercisable or exercisable within 60 days of March 12, 2004.

(1)
Mr. Prendergast is the brother of Thomas C. Prendergast, our Chairman, President and Chief Executive Officer. Mr. Prendergast disclaims beneficial ownership of all shares of our common stock owned by Thomas C. Prendergast.

(2)
Mr. Prendergast is the brother of Robert G. Prendergast, our Vice President, Property Management and Construction. Mr. Prendergast disclaims beneficial ownership of all shares of our common stock owned by Robert G. Prendergast.

PROPOSAL ONE
ELECTION OF DIRECTORS

        Pursuant to the Company's charter, the Directors are divided into three classes. The terms of current Directors Joseph L. Barry, Jr., Richard C. Garrison, David W. Laughton and Kevin C. Phelan expire at the Annual Meeting, while the terms of the remaining Directors expire at the annual meetings of stockholders to be held in 2005 or 2006, as specified below. Messrs. Barry, Garrison, Laughton and Phelan have been nominated and recommended for election to serve as Directors for a three-year term until the annual meeting of stockholders to be held in 2007 and until their successors are duly elected and qualify.

        If, for any reason, any of the above-mentioned candidates for election becomes unavailable for election or service, the persons designated as proxy holders on the Proxy Card will vote for the substitute nominee recommended by the Board of Directors, or, if no recommendation is given, for any substitute nominee in their own discretion.

Biographical Information on the Nominees

        The information set forth below is submitted with respect to the nominees for election to the Board of Directors.

        Joseph L. Barry, Jr., age 70, has been a Director since our formation in July 1999. Mr. Barry has served as President of Hallmark Mechanical Corp., a machinery service company, since 1990, and as President of Hallamore Corp., a transportation and rigging company, since 1956. Since 1975, Mr. Barry has served as Chairman of Northeast Concrete Products. Mr. Barry has served as co-chairman of NETT, the parent company of the Company's largest stockholder, since 1978. Mr. Barry is also a director of Bottomline Technologies, Inc., a publicly-traded software company. During 2003, Mr. Barry was a member of the Pricing Committee of our Board of Directors.

        Richard C. Garrison, age 55, has been a Director since April 2002. Mr. Garrison is President of Bink Inc., a management consulting firm located in Boston, Massachusetts which he founded in 2001. Prior to that time, Mr. Garrison was Chairman of Holland Mark Edmund Ingalls, a marketing, advertising and public relations firm, which was the product of the merger of two firms in 1999, one of which, Ingalls, Quinn & Johnson, Mr. Garrison was Chairman and Chief Executive Officer from 1981-1999. During 2003, Mr. Garrison was a member of the Nominating and Audit (beginning in November 2003) Committees of our Board of Directors.

        David W. Laughton, age 55, has been a Director since our formation in July 1999. Mr. Laughton has been Secretary-Treasurer/Principal Officer of the Teamsters Local 633, of Manchester, New Hampshire for more than five years. Mr. Laughton serves as co-chairman of NETT, the parent company of the Company's largest stockholder. During 2003, Mr. Laughton was a member of the Compensation and Pricing Committees of our Board of Directors.

        Kevin C. Phelan, age 59, has been a Director since April 2002. Mr. Phelan is Executive Vice President and Director of Meredith & Grew, Incorporated, a full-service real estate company headquartered in Boston, Massachusetts, which provides real estate advisory services, counseling and valuation services, brokerage services, finance and capital markets and property and asset management services. Mr. Phelan has been employed with Meredith & Grew since 1978, when he joined the firm to start its finance and capital markets group. Mr. Phelan is also a director of Mellon Private Asset Management, a publicly-traded mutual fund. During 2003, Mr. Phelan was a member of the Audit (until November 2003) and Pricing Committees of our Board of Directors.

Vote Required

        The affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is necessary for the election of a Director. Therefore, the four individuals with the highest number of affirmative votes will be elected to the four directorships. For purposes of the election of Directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES SET FORTH ABOVE.

Incumbent Directors—Terms Expiring at the 2005 Annual Meeting

        Bernard Cammarata, age 64, has been a Director since July 1999. Mr. Cammarata is Chairman of the Board of TJX Companies, Inc., a leading publicly-traded off-price retailer of apparel and home fashions, a position he has held since June 1999. Mr. Cammarata founded TJX Maxx in 1976 and served as its President until 1986. From 1986 to June 1999, Mr. Cammarata was President and Chief Executive Officer of TJX Companies, Inc. During 2003, Mr. Cammarata was a member of the Compensation and Nominating Committees of our Board of Directors.

        Thomas C. Prendergast, age 54, has served as our Chairman, President and Chief Executive Officer since our formation in July 1999. Prior to that time, from 1980 until July 1999, Mr. Prendergast was President and Chief Executive Officer of our predecessor company, the real estate company formed by NETT in 1970. Mr. Prendergast joined NETT's real estate company in 1974 as a leasing agent and became Vice President and Director of Leasing in 1978. Mr. Prendergast's employment agreement with the Company provides that he is to be a Director of the Company. Mr. Prendergast is the brother of Robert Prendergast, our Vice President of Property Management and Construction. During 2003, Mr. Prendergast was a member of the Nominating and Pricing Committees of our Board of Directors.

Incumbent Directors—Terms Expiring at the 2006 Annual Meeting

        Kenneth K. Quigley, Jr., age 46, has been a Director since April 2002. Since February 1996, Mr. Quigley has been President of Curry College, a private independent college offering undergraduate and graduate degrees located in Milton, Massachusetts. Prior to that time, Mr. Quigley served on the faculty of Curry College. Mr. Quigley has also previously taught undergraduate and graduate management courses at Suffolk University and Bentley College. During 2003, Mr. Quigley was a member of the Audit, Compensation and Corporate Governance Committees of our Board of Directors.

        William M. Vaughn III, age 63, has been a Director since our formation in July 1999. On January 1, 2003, Mr. Vaughn became Senior Vice President, Labor Relations of Ahold USA, Inc., the parent company of The Stop & Shop Supermarket Company, a grocery chain headquartered in Massachusetts with 340 stores throughout Connecticut, Massachusetts, Rhode Island, New Hampshire, New York and New Jersey. Prior to that time, Mr. Vaughn was Executive Vice President, Human Resources of The Stop & Shop Supermarket Company, with whom he had been employed since 1974. Mr. Vaughn is a co-trustee of NETT, the parent company of the Company's largest stockholder. During 2003, Mr. Vaughn was not a member of any committees of our Board of Directors.

        Robert J. Watson, age 53, has been a Director since April 2002. Mr. Watson is Chairman, Chief Executive Officer and principal stockholder of LPM Holding Company, a food service conglomerate that services principally the Eastern United States. Mr. Watson has been with LPM Holding Company and its predecessor entity, The Tobin Corporation, since 1988. During 2003, Mr. Watson was a member of the Audit, Compensation, Corporate Governance, Corporate Compliance and Pricing Committees of our Board of Directors. Mr. Watson is also the lead independent director on our Board of Directors.

Additional Disclosures Regarding NETT and Net Realty Holding Trust

        In connection with the Company's initial public offering completed in April 2002, the Company entered into an amended stockholders agreement with its two largest stockholders, Net Realty Holding Trust and Prudential, pursuant to which, among other things, the Company agreed that as long as Net Realty Holding Trust owns at least 25% of the outstanding shares of our common stock, Net Realty Holding Trust will have the right to designate for nomination four members of our Board of Directors. If Net Realty Holding Trust's ownership percentage in our common stock is reduced to less than 25% but remains in excess of 10% of our common stock, two of Net Realty Holding Trust's designees will be required to resign from our Board of Directors. If Net Realty Holding Trust's ownership percentage in our common stock is reduced to less than 10%, Net Realty Holding Trust will no longer have the right to designate for nomination any of our directors. As of March 12, 2004, Net Realty Holding Trust owned approximately 42% of our outstanding common stock and has designated Messrs. Barry, Laughton and Vaughn as its nominees for election to our Board of Directors. As of the date of this proxy statement, Net Realty Holding Trust had not designated a fourth director for nomination as permitted under the stockholders agreement.

        These three designees of Net Realty Holding Trust are also members of the Board of Trustees of NETT. NETT is a Taft-Hartley Pension Fund managed by a Board of eight trustees, half of whom are members of the International Brotherhood of Teamsters, or the Teamsters, and the other half of whom are executives from industries that employ Teamsters in their businesses. Together, the NETT Board of Trustees manages NETT's assets.

Board of Directors and Standing Committees

        Our Board has determined that each of our current directors, except for Mr. Prendergast, has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is "independent" within the meaning of our director independence standards, which reflect the New York Stock Exchange ("NYSE") listing standards for director independence, as currently in effect. Furthermore, our Board has determined that each of the members of each of our Board's committees has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is "independent" within the meaning of our director independence standards.

        During 2003, our Board held six meetings (including telephonic meetings) and took action by unanimous written consent three times. Except for Paul V. Walsh, who retired from our Board effective December 31, 2003, none of the directors who served as a director in 2003 attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of any meetings of committees on which he served during that period of service.

        Directors who qualify as "non-management" directors within the meaning of the NYSE rules meet on a regular basis in executive session without management participation. These sessions occur quarterly in conjunction with the regular Board meetings. Robert J. Watson, who has been elected by our Board as lead director, chairs these executive sessions.

Audit Committee

        Our Board has established an Audit Committee which, among other things, (i) selects and approves the engagement of independent public accountants, (ii) reviews with the independent public accountants the scope and results of the audit engagement, (iii) approves professional services provided by the independent public accountants, (iv) reviews the independence of the independent public accountants, (v) considers the range of audit and non-audit fees and (vi) reviews the adequacy of our internal accounting controls.

        The Audit Committee is presently composed of Kenneth K. Quigley, Jr., who serves as Chairman, Richard C. Garrison and Robert J. Watson. Messrs. Quigley and Watson are "independent" as that term is defined by the SEC and the NYSE rules applicable to Audit Committees. We lease office space at one of our Boston, Massachusetts office buildings to Mr. Garrison. Under this lease, Mr. Garrison pays us approximately $17,000 per year. Although our Board has concluded that this lease does not constitute a material relationship with us and that Mr. Garrison is otherwise independent within our director independence rules, Mr. Garrison does not meet the more stringent independence standards of the NYSE applicable to Audit Committee members. However, until Michael J. Joyce joins our Board in June 2004 (discussed below), our Board believes that it is necessary for Mr. Garrison to continue to serve on the Audit Committee because our remaining directors (other than Mr. Phelan, whose employer, Meredith & Grew has from time to time engaged in business transactions with us and our predecessor entities) also do not meet the more stringent Audit Committee independence requirements of the NYSE.

        In February 2004, our Board elected Michael J. Joyce to join our Board effective in June 2004, following his retirement as an active partner from the public accounting firm, Deloitte & Touche LLP. Mr. Joyce will fill the vacancy on our Board created by the resignation of Robert M. Falzon, effective December 31, 2003, and will serve for a term expiring at the 2005 Annual Meeting and until his successor is duly elected and qualifies. Mr. Joyce is currently the New England Managing Partner of Deloitte. Mr. Joyce joined the predecessor firm of Deloitte in 1967 and became an accounting and auditing partner in 1975. Upon joining our Board, Mr. Joyce will serve on the Audit Committee and be designated as our Board's "Audit Committee financial expert." Until Mr. Joyce joins the Audit Committee, our Board has designated Mr. Quigley as its "Audit Committee financial expert." Upon Mr. Joyce joining the Audit Committee, Mr. Garrison intends to resign from the Audit Committee.

        Our Board has adopted a written charter for the Audit Committee, which is available on our website at www.heritagerealty.com. A copy of this amended charter is also attached to this Proxy Statement as Exhibit A. During 2003, the Audit Committee held nine meetings.

Compensation Committee

        Our Board has established a Compensation Committee to, among other things, (i) review and approve corporate goals and objectives relevant to the compensation of the senior officers, (ii) make recommendations to our Board with respect to incentive-compensation plans and equity-based plans, (iii) conduct an annual review of director compensation, (iv) assist our Board in developing and evaluating potential candidates for executive positions and overseeing the development of executive succession plans, and (v) review and approve employment agreements, severance arrangements and change in control agreements. Our Board has adopted a written charter for the Compensation Committee, which is available on our website at www.heritagerealty.com.

        The Compensation Committee is presently composed of independent directors Robert J. Watson, who serves as Chairman, Bernard Cammarata, David W. Laughton and Kenneth K. Quigley, Jr. The Compensation Committee met seven times in 2003.

Nominating Committee

        Our Board has also established a Nominating Committee, which is responsible for (i) assisting our Board in identifying candidates qualified for membership on our Board, (ii) recommending to our Board the director nominees for the next annual meeting of stockholders, (iii) recruiting those individuals for membership on our Board and (iv) recommending to our Board the director nominees and the chairperson for each committee and the presiding director at the executive sessions of our Board. Our Board has adopted a written charter for the Nominating Committee, which is available on our website at www.heritagerealty.com.

        The Nominating Committee is presently composed of independent directors Richard C. Garrison, who serves as Chairman, Bernard Cammarata and Kevin C. Phelan. The Nominating Committee did not meet in 2003. The Nominating Committee met in February 2004, in connection with Mr. Joyce's nomination to the Board, and in April 2004, in connection with nominating directors for election at the Annual Meeting and certain other matters.

Corporate Governance Committee

        In February 2004, our Board established a Corporate Governance Committee, which is responsible for (i) providing counsel to our Board with respect the corporate governance guidelines to be followed by our Board and management and (ii) assessing the effectiveness of our Board. Our Board has adopted a written charter for the Corporate Governance Committee, which is available on our website at www.heritagerealty.com.

        The Corporate Governance Committee is presently composed of independent directors Robert J. Watson, who serves as chairman, Richard C. Garrison and Kenneth K. Quigley, Jr.

Corporate Compliance Committee

        Our Board has also established a Corporate Compliance Committee, which is responsible for establishing company-wide compliance guidelines and procedures.

        The Corporate Compliance Committee is presently composed of Kenneth K. Quigley, Jr., who serves as chairman, Kevin C. Phelan and Robert J. Watson and two non-voting management advisory representatives, Thomas C. Prendergast, our Chairman, President and Chief Executive Officer, and Stephen H. Faberman, our Vice President, Corporate Counsel, who also serves as our chief compliance officer. The Corporate Compliance Committee met four times in 2004.

Pricing Committee

        During 2003, our Board established a Pricing Committee, which is authorized to exercise all of the powers of our Board in connection with the offering, issuance and sale of our securities. The Pricing Committee approved the terms of the Company's equity offering completed in December 2003 and the Company's debt offering completed in April 2004. It is the intent of our Board that in the future the Finance Committee described below will perform the functions of the Pricing Committee.

        For the equity offering described above, the Pricing Committee consisted of Joseph L. Barry, Jr., David W. Laughton, Thomas C. Prendergast and Robert J. Watson. For the debt offering described above, the Pricing Committee consisted of Joseph L. Barry, Jr., David W. Laughton, Thomas C. Prendergast, Kevin C. Phelan and Robert J. Watson.

Finance Committee

        In February 2004, our Board established a Finance Committee, which is responsible for advising our Board regarding capital markets and other significant transactions.

        The Finance Committee is presently composed of Kevin C. Phelan, who serves as Chairman, Kenneth K. Quigley, Jr. and Robert J. Watson.

Code of Ethics

        We have adopted a Code for Ethics for Financial Professionals that applies to our chief executive officer and senior financial officers, including our principal financial and accounting officer and controller within the meaning of the Sarbanes-Oxley Act of 2002 and a Code of Ethics that applies to all employees and directors. These Codes of Ethics are posted on our website at www.heritagerealty.com.

Consideration of Director Nominees

Stockholder Nominations

        The Nominating Committee's policy is to consider director nominees recommended by stockholders. Pursuant to Article II, Section 4 of the Company's Bylaws, within the time limits set forth in our Bylaws, a stockholder wishing to nominate a candidate must file a written notice of the nomination with the Secretary of the Company. When submitting a recommendation to the Secretary, the stockholder must include the following information:

  (i)
  the name, age, business address, residence address and nationality of the person recommended by the stockholder;

  (ii)
  the number of shares of each series of the Company owned of record or beneficially by the candidate and by the stockholder

  (iii)
  a description of the qualifications and background of the candidate which address the minimum qualifications and other criteria for Board membership as approved from time to time;

  (iv)
  the written and signed consent of the candidate to be named as a nominee and to serve as a director if elected; and

  (v)
  a description of all arrangements or understandings between the recommending stockholder and the candidate and any other person or persons (including their names) pursuant to which the recommendation is being made by the recommending shareholder.

        If it is determined that the candidate has no conflicts of interest or directorships with other companies that would disqualify the candidate from serving as a director of the Company, the candidate's name will be presented to the Nominating Committee for consideration.

Director Qualifications

        The director qualifications developed to date focus on what the Nominating Committee believes to be essential competencies to effectively serve on the Board. In reviewing and considering potential nominees for our Board, the Nominating Committee looks for the following qualities and skills:

  (i)
  extent of public company, real estate, retail and/or other financial experience,

  (ii)
  breadth of knowledge regarding the Company and its industry,

  (iii)
  substantial achievement in professional and personal pursuits,

  (iv)
  personal integrity and honesty,

  (v)
  leadership skills,

  (vi)
  commitment to long-term interests of stockholders,

  (vii)
  willingness and ability to make time commitment,

  (viii)
  contribution to diversity of Board,

  (ix)
  skills and experience that will complement existing make-up of Board,

  (x)
  independence (consistent with SEC and NYSE rules and standards), and

  (xi)
  extent of any contractual obligation of the Company to nominate designees of any stockholder.

Identifying and Evaluating Nominees for Directors

        Before recommending any individuals for election to our Board, the Nominating Committee will first determine the appropriate size of our Board and what skill sets should be represented on our Board. If the Nominating Committee concludes that the current size is appropriate, it will first review each of the incumbent directors whose terms are expiring to determine whether those individuals should be nominated for reelection to our Board. The criteria considered by the Nominating Committee are described above.

        If the Nominating Committee determines that our Board needs to be expanded or that the incumbent directors whose terms are expiring should not be nominated for reelection, the Nominating Committee will seek recommendations from other Board members and senior management for possible candidates, and if no appropriate candidates are identified, the Nominating Committee will consider retaining a search firm. In addition, the Nominating Committee will consider nominating any candidate proposed by stockholders. Any candidate nominated by a stockholder would be evaluated on the same basis as all other Board candidates.

        Once a candidate is identified who has not previously served on our Board, the Nominating Committee will arrange meetings between the candidate and each of the Nominating Committee's members as well as the Company's senior management. The Nominating Committee will also seek to have the candidate meet with other directors. The Nominating Committee will also undertake whatever investigative and due diligence activities it deems necessary to verify the candidate's credentials and determine whether the candidate would be a positive contributor to the operations of our Board and a good representative of the stockholders.

Communications with our Board

        If you wish to communicate with any of our directors or our Board as a group, you may do so by writing to that director or our Board, c/o Corporate Secretary, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

        If you wish to communicate with the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the Chairman of the Audit Committee of Heritage Property Investment Trust, Inc., c/o Corporate Secretary, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

        If you wish to communicate with our non-management directors as a group, you may do so by writing to Robert J. Watson, Lead Director, c/o Corporate Secretary, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

Management Committee

Acquisitions Committee

        Our Board of Directors has also established an Acquisitions Committee, consisting of five of our executive officers, Thomas C. Prendergast, our Chairman, President and Chief Executive Officer, David G. Gaw, our Senior Vice President, Chief Financial Officer and Treasurer, Robert G. Prendergast, our Vice President, Property Management and Development, Barry Rodenstein, our Vice President, Leasing, and Patrick H. O'Sullivan, our Vice President, Finance and Accounting, who are authorized to approve purchases, sales, mortgages and other actions, individually and collectively up to $35 million, by us with respect to real estate without the approval of our full Board. As required by our Board, in order to hold a meeting of the Acquisitions Committee, Messrs. Prendergast and Gaw must be present.

Compensation of Directors

        Those of our directors who are also our employees or who are members of the Board of Trustees of NETT are not entitled to compensation for their service as directors. The compensation paid to our other directors is noted below.

2003

        During 2003, those directors who are entitled to compensation received an annual retainer of $25,000, as well as $1,000 for each Board meeting attended in person, $750 for each telephonic Board meeting attended, $2,000 for each Board committee meeting chaired and $1,000 for each Board committee meeting attended. In addition, those directors received, upon initial election to our Board, an option to purchase 5,000 shares of our common stock, and annually each year after their initial election, an option to purchase 5,000 shares of our common stock. Directors may to elect to receive their compensation in the form of cash, shares of our common stock or stock options.

2004

        In late 2003, the Compensation Committee hired Frederic W. Cook & Co., a compensation consultant, to evaluate all aspects of our Board compensation program. Taking into account Frederic W. Cook's recommendations, our Board and Compensation Committee restructured the compensation program to reflect current market levels of compensation and to better align Board compensation with the long-term interests of our stockholders. In 2004, each director entitled to compensation will receive an annual retainer of $30,000. The lead director will receive an additional retainer of $10,000. The chairman of the Audit Committee will receive an additional retainer of $5,000, the chairman of the Compensation Committee will receive an additional retainer of $3,000 and the chairman of the Nominating Committee and the Corporate Governance Committee will receive an additional retainer of $2,000. Directors will also receive $250 for each Board meeting attended, including telephonic meetings, and $1,500 for each Board committee meeting attended, including telephonic meetings.

        Under the new compensation plan, our Board has eliminated the annual and initial stock option grants and replaced these stock option grants with an annual grant of 1,000 deferred stock units ("DSUs"). These DSUs are not issued until the director ceases to be on our Board, at which time an equivalent number of shares of our common stock will be issued. Prior to that time, we will maintain an account for each director indicating the number of DSUs, together with accrued dividends, which will be paid in additional DSUs. For example, a director who serves for five years would ultimately be credited with 5,000 DSUs. In addition, dividends would accrue (but not be paid) on each 1,000 unit annual grant. Upon leaving our Board, that director would be issued 5,000 shares of common stock (1 share for each DSU) and all accrued dividends.

        Directors may elect to receive their compensation (other than DSUs) in the form of cash, shares of our common stock or additional DSUs.

Audit Committee Report

        The Audit Committee reviews our financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process. Our independent outside auditors are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America.

        In this context, the Audit Committee has reviewed and discussed with management and the independent outside auditors the audited financial statements. The Audit Committee has discussed with the independent outside auditors the matters required to be discussed by Statement on Auditing

Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent outside auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. In addition, the Audit Committee has considered whether the independent outside auditor's provision of non-audit services to us is compatible with the auditor's independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board, and our Board has approved, that the audited financial statements be included in our Annual Report on SEC Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

        This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those acts.

        The foregoing report has been furnished by the current members of the Audit Committee.

        Kenneth K. Quigley, Jr., Chairman, Richard C. Garrison and Robert J. Watson.

Principal Accountant Fees and Services for 2003

        Fees to KPMG LLP, our independent outside auditors, related to the 2003 fiscal year are as follows:

Audit Fees(1)	$376,283
Audit Related Fees(2)	$29,247

Total Audit and Audit Related Fees	$405,530
Tax Service Fees(3)	$118,690
All Other Fees	—

Total Fees	$524,220

(1)
Consists of the audit of Heritage's annual consolidated financial statements and reviews of interim financial statements, comfort letters and consents in connection with SEC registration statements, other filings and offerings; audits required under Rule 3-14, and accounting and reporting consultation related to the audited financial statements.

(2)
Consists of audits of financial statements of certain subsidiaries, certain agreed-upon procedures and accounting and reporting consultation.

(3)
Consists of tax compliance and consulting services.

Principal Accountant Fees and Services for 2002

        Fees to KPMG LLP, our independent outside auditors, related to the 2002 fiscal year are as follows:

Audit Fees(1)	$468,851
Audit Related Fees(2)	$83,850

Total Audit and Audit Related Fees	$552,701
Tax Service Fees(3)	$175,900
All Other Fees	—

Total Fees	$728,601

(1)
Consists of the audit of Heritage's annual consolidated financial statements and reviews of interim financial statements, comfort letters and consents in connection with SEC registration statements, and accounting and reporting consultation related to the audited financial statements.

(2)
Consists of audits of financial statements of certain subsidiaries, certain agreed-upon procedures and accounting and reporting consultation and audit of employee benefit plan.

(3)
Consists of tax compliance and consulting services.

        The Audit Committee, or a designated Audit Committee member, must pre-approve audit and non-audit services to be performed by the independent auditor, unless those services fall within the de minimus exception established by the SEC. Pre-approval will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the independent auditor, provided (i) the policies and procedures are detailed as to the particular service, (ii) the Audit Committee is informed of each service provided and (iii) such policies and procedures do not include delegation of the Audit Committee's responsibilities under the Exchange Act to the Company's management. None of the fees in each of the categories listed above related to engagements for which the pre-approval requirement was waived under the de minimus exception.

EXECUTIVE COMPENSATION

Executive Officers

        Thomas C. Prendergast, age 54, has served as our Chairman, President and Chief Executive Officer since our formation in July 1999. Prior to that time, from 1980 until July 1999, Mr. Prendergast was President and Chief Executive Officer of our predecessor company, the real estate company formed by NETT in 1970. Mr. Prendergast joined NETT's real estate company in 1974 as a leasing agent and became Vice President and Director of Leasing in 1978. Mr. Prendergast is the brother of Robert G. Prendergast, our Vice President of Property Management and Construction.

        David G. Gaw, age 52, became our Senior Vice President, Chief Financial Officer and Treasurer in April 2001. Mr. Gaw oversees our accounting, capital markets, control, financial management and information systems departments. Mr. Gaw was previously Senior Vice President and Chief Financial Officer of Boston Properties, Inc., a publicly-traded office REIT. He joined Boston Properties in 1982 and was responsible for its financial operations until October 2000, including administering Boston Properties' financing and banking relationships.

        Bruce A. Anderson, age 54, became our Vice President, Acquisitions in April 2002. Mr. Anderson oversees our acquisition and disposition activities. Prior to that time, Mr. Anderson was Senior Vice President of Acquisitions and Development of Konover Property Trust, Inc., a publicly traded community shopping center REIT in Raleigh, North Carolina from 1997 until March 2001. While at Konover, Mr. Anderson was responsible for all shopping center acquisitions, property sales and retail development and re-development.

        Stephen H. Faberman, Esq., age 34, became our Vice President, Corporate Counsel in October 2003. Mr. Faberman oversees our legal work relating to corporate compliance, corporate governance and securities law compliance. Prior to that time, Mr. Faberman was a corporate and securities partner with Bingham McCutchen LLP, a national law firm with principal offices in Boston, Massachusetts. While at Bingham, Mr. Faberman's practice areas included corporate and securities law and mergers and acquisitions. Mr. Faberman joined Bingham as an associate in January 1996 and became a partner in January 2002.

        Patrick H. O'Sullivan, age 36, has been our Vice President, Finance & Accounting since our formation in July 1999. Mr. O'Sullivan oversees our financial reporting, treasury, cash management, budgeting, property accounting and tax compliance activities and also provides transaction support with respect to capital markets transactions. Prior to that time, he was Director of Finance at NETT's real estate company, which he joined in 1998. Previously, from 1990 to 1998, he was at KPMG Peat Marwick LLP (n/k/a KPMG LLP), where he was a senior manager from 1996 to 1998.

        Robert G. Prendergast, age 44, joined us as Vice President, Property Management and Construction in October 1999. Mr. Prendergast oversees our development, construction and property management activities. Previously, he was an Asset Manager for Urban Retail Properties/Overseas Management, Inc., a publicly traded retail REIT in Chicago, from 1990 until July 1999. Mr. Prendergast has over 18 years experience in the management and construction of retail properties. Mr. Prendergast is the brother of Thomas Prendergast, our President and Chief Executive Officer.

        Barry Rodenstein, age 43, became our Vice President, Leasing in July 2001. Mr. Rodenstein oversees all aspects of our leasing operations. Prior to that time, Mr. Rodenstein was with Trammell Crow Company, a nationwide real estate company, with whom he was employed from 1988 until 2001. While at Trammell Crow Company, he was responsible for overseeing its New England Retail Services Division.

        David Sweetser, age 48, became our Vice President, Business Development in February 2004. Prior to that time, from August 2002 until November 2003, Mr. Sweetser was Director of Leasing at Eastern

Development, Inc., where his responsibilities included retail leasing. From April 2000 until May 2002, Mr. Sweetser was President of GovConnect, Inc., a subsidiary of Renaissance Worldwide, Inc. Prior to that time, Mr. Sweetser was Vice President, Real Estate at National Amusements, Inc.

        Louis C. Zicht, Esq., age 54, has served as our Vice President and General Counsel since our formation in July 1999. Mr. Zicht oversees our legal work relating to acquisitions, dispositions, development, leasing and litigation. Prior to that time, he was General Counsel of NETT's real estate company, which he joined in 1974. He has over 27 years of experience overseeing all legal aspects of our (and our predecessor's) acquisitions, dispositions, litigation and all major lease transactions.

Compensation Tables

        The following table sets forth the compensation paid or accrued in 2003, to our Chief Executive Officer, our four other most highly compensated executive officers and Gary Widett, our former Senior Vice President and Chief Operating Officer.

Summary Compensation Table

			Annual Compensation			Long-Term Compensation Awards
	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Securities Underlying Options (#)(1)	Restricted Stock Awards ($)(1)(3)	All Other Compensation ($)
Thomas Prendergast President and Chief Executive Officer	2003 2002 2001	$585,000 585,000 500,000	$936,000 936,000 500,000	$18,333 2,456,279 1,000,800	140,000 390,000 140,000	$5,272,200 4,299,600 1,500,000	$1,099,035 1,138,100 718,793	(4) (5) (6)
David Gaw(7) Senior Vice President and Chief Financial Officer	2003 2002 2001	280,000 250,000 250,000	280,000 200,000 200,000	— — —	60,000 110,000 90,000	695,580 577,540 350,000	14,000 14,000 3,500	(8) (9) (10)
Barry Rodenstein(11) Vice President, Leasing	2003 2002 2001	240,000 200,000 200,000	144,000 120,000 80,000	— — —	30,000 40,000 40,000	200,520 145,450 75,000	15,800 12,600 2,200	(12) (13) (14)
Robert Prendergast Vice President, Property Management and Construction	2003 2002 2001	220,000 200,000 200,000	132,000 120,000 120,000	— — —	30,000 50,000 30,000	200,520 169,810 100,000	13,401 13,148 12,679	(15) (16) (17)
Bruce Anderson(18) Vice President, Acquisitions	2003 2002	185,000 185,000	111,000 50,000	— —	15,000 20,000	113,880 24,360	4,800 2,800	(19) (20)
Former Executive Officer Gary Widett(21) Senior Vice President And Chief Operating Officer	2003 2002 2001	228,462 300,000 300,000	— 240,000 240,000	— 105,537 59,376	— 130,000 80,000	— 911,480 450,000	1,730,486 201,542 147,033	(22) (23) (24)

(1)
Cash and non-cash bonuses, option grants and restricted share grants are reported in the year in which the compensation service was performed, even if the bonuses, options grants or restricted shares were paid, granted or issued in a subsequent year.

(2)
Represents amounts reimbursed by us with respect to the payment of taxes on behalf of these individuals in connection with the issuance of shares of common stock to these individuals in 2001 and 2002 and with respect to insurance premiums paid on their behalf during 2001, 2002 and 2003.

(3)
Represents the dollar value of restricted stock awards, calculated by multiplying the fair market value of the Company common stock on the date of grant (which, for 2001, was $25.00 per share and which, for 2002 and 2003, was the closing market price of Company common stock on the date of grant) by the number of shares awarded. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares. With respect to the 2001 restricted stock awards, all contractual restrictions on transfer and forfeiture provisions terminated upon completion of the Company's initial public offering in April 2002. With respect to the 2002 and 2003 restricted stock awards, the contractual restrictions on transfer and forfeiture provisions lapse ratably over periods ranging from one to five years. In the event of a change in control, under the terms of the restricted share agreements, all unvested restricted share awards would become immediately vested. These shares are forfeitable to us upon termination of employment and are subject to restrictions on transfer. Upon grant, the recipient has full voting and dividend rights with respect to all shares granted

  As of December 31, 2003, each of the executive officers named in the summary compensation table (other than Mr. Widett) held the following aggregate number of shares of restricted common stock—

Name	Total Number of Restricted Shares Held	Value at December 31, 2003
Thomas C. Prendergast	180,000	$5,121,000
David G. Gaw	24,000	682,800
Barry Rodenstein	6,000	170,700
Robert Prendergast	7,000	199,150
Bruce Anderson	1,000	28,450

  The foregoing table does not include shares of restricted stock issued in February 2004 relating to 2003 performance shown in the summary compensation table above. In addition, on March 1, 2004, the forfeiture provisions and transfer restrictions with respect to 140,000 restricted shares issued to Mr. Thomas Prendergast, 14,667 restricted shares issued to Mr. Gaw, 2,667 restricted shares issued to Mr. Rodenstein, 3,000 restricted shares issued to Mr. Robert Prendergast and 333 restricted shares issued to Mr. Anderson and reflected in the table above terminated.

(4)
Includes for 2003 (a) $26,442 in insurance premiums paid by us for a life insurance policy in favor of Mr. Prendergast, (b) $8,000 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf, (c) $7,963 in compensation associated with a company car provided on Mr. Prendergast's behalf, (d) $10,000 in financial planning and other service fees paid on Mr. Prendergast's behalf and (e) $1,046,631 accrued by us under the supplemental executive retirement plan, or SERP, we established for Mr. Prendergast's benefit.

(5)
Includes for 2002 (a) $28,175 in insurance premiums paid by us for a life insurance policy in favor of Mr. Prendergast, (b) $8,000 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf, (c) $6,658 in compensation associated with a company car provided on Mr. Prendergast's behalf, (d) $10,000 in financial planning and other service fees paid on Mr. Prendergast's behalf and (e) $1,085,267 accrued by us under the supplemental executive retirement plan, or SERP, we established for Mr. Prendergast's benefit.

(6)
Includes for 2001 (a) $28,175 in insurance premiums paid by us for a life insurance policy in favor of Mr. Prendergast, (b) $6,800 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf, (c) $6,155 in compensation associated with a company car provided on Mr. Prendergast's behalf, (d) $10,000 in financial planning and other service fees paid on Mr. Prendergast's behalf and (e) $667,663 accrued by us under the supplemental executive retirement plan, or SERP, we established for Mr. Prendergast's benefit.

(7)
Mr. Gaw became our Senior Vice President, Chief Financial Officer and Treasurer in April 2001.

(8)
Includes for 2003 (a) $6,000 in auto expenses paid on Mr. Gaw's behalf and (b) $8,000 in contributions made to our 401(k) Plan on Mr. Gaw's behalf.

(9)
Includes for 2002 (a) $6,000 in auto expenses paid on Mr. Gaw's behalf and (b) $8,000 in contributions made to our 401(k) Plan on Mr. Gaw's behalf.

(10)
Represents $3,500 in auto expenses paid on Mr. Gaw's behalf in 2001.

(11)
Mr. Rodenstein became our Vice President, Leasing in July 2001.

(12)
Includes for 2003 (a) $7,800 in auto expenses paid on Mr. Rodenstein's behalf and (b) $8,000 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf.

(13)
Includes for 2002 (a) $4,600 in auto expenses paid on Mr. Rodenstein's behalf and (b) $8,000 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf.

(14)
Represents auto expenses paid on Mr. Rodenstein's behalf in 2001.

(15)
Includes for 2003 (a) $5,401 in compensation associated with a company car provided on Mr. Prendergast's behalf and (b) $8,000 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf.

(16)
Includes for 2002 (a) $5,148 in compensation associated with a company car provided on Mr. Prendergast's behalf and (b) $8,000 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf.

(17)
Includes for 2001 (a) $5,879 in compensation associated with a company car provided on Mr. Prendergast's behalf and (b) $6,800 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf.

(18)
Mr. Anderson became our Vice President, Acquisitions in April 2002.

(19)
Includes 4,800 in compensation associated with a company car provided on Mr. Anderson's behalf.

(20)
Includes 2,800 in compensation associated with a company car provided on Mr. Anderson's behalf.

(21)
Mr. Widett was our Senior Vice President and Chief Operating Officer until June 2003. In connection with his termination of employment, Mr. Widett and the Company entered into a separation agreement providing for his continued receipt of salary and bonus for eighteen months following September 2003.

(22)
Includes for 2003 the following amounts pursuant to his separation agreement: (a) $5,000 paid to Mr. Widett in lieu of outplacement services, (b) $8,000 in contributions made to our 401(k) Plan on Mr. Widett's behalf, (c) $3,300 in compensation associated with a company car provided on Mr. Widett's behalf, (d) $925,680 relating to the acceleration of shares of restricted stock previously granted to Mr. Widett, (e) $534,674 paid to Mr. Widett as salary continuation, (f) $25,385 paid to Mr. Widett as unused vacation, and (g) $228,447 accrued by us under the SERP we established for Mr. Widett's benefit.

(23)
Includes for 2002 (a) $11,826 in insurance premiums paid by us for a life insurance policy in favor of Mr. Widett, (b) $8,000 in contributions made to our 401(k) Plan on Mr. Widett's behalf, (c) $3,440 in compensation associated with a company car provided on Mr. Widett's behalf, and (d) $178,276 accrued by us under the SERP we established for Mr. Widett's benefit.

(24)
Includes for 2001 (a) $11,826 in insurance premiums paid by us for a life insurance policy in favor of Mr. Widett, (b) $6,800 in contributions made to our 401(k) Plan on Mr. Widett's behalf, (c) $4,012 in compensation associated with a company car provided on Mr. Widett's behalf, and (d) $124,395 accrued by us under the SERP we established for Mr. Widett's benefit.

Supplemental Executive Retirement Plan

        Effective January 2000, we adopted a non-qualified supplemental executive retirement plan, or SERP. Thomas Prendergast is eligible to participate in the SERP as part of his total compensation package. Prior to his termination of employment in June 2003, Mr. Widett also participated in the SERP as part of his total compensation package. Upon his termination of employment with the Company, Mr. Widett ceased to accrue any additional benefits under the SERP although he is entitled to participate in the SERP to the extent of his vested percentage (as discussed below).

        Benefits payable under the SERP are based upon a percentage of each participant's average annual cash compensation, consisting of base salary and cash bonus for the three calendar years of the last ten years of his employment with us and our predecessor, NETT's real estate company, which produce the highest average amount (or the annualized average of that compensation for the participant's actual period of employment, if less than three calendar years). Participants may begin to receive payments under the SERP following their Normal Retirement Date (NRD). The NRD is the 60th birthday, in the case of Mr. Prendergast, and the 65th birthday, in the case of Mr. Widett. Benefits under the SERP will terminate upon the participant's death but not before the tenth anniversary of the participant's retirement. At the election of the participant, made not later than 30 days after termination of employment, payment of the SERP benefit which has vested with respect to that participant will commence at any time selected by the participant after he has terminated employment with us. If the election to receive that SERP benefit is made prior to the participant's NRD, the SERP payment will be actuarially reduced.

        Under Mr. Prendergast's employment agreement, the SERP benefit to which he is entitled will be equal to 50% of his highest three-year average annual compensation of the last ten years, subject to reduction under certain circumstances. Benefits earned under the SERP vested 50% upon adoption of the SERP and Mr. Prendergast becomes additionally vested at 6.25% per year as of the end of each calendar year commencing December 31, 1999 that he continues to be our employee. Mr. Prendergast will become 100% vested in his SERP upon the effective date of a change of control.

        Under the SERP, the benefit to which Mr. Widett is entitled is equal to 40% of his highest three-year average annual cash compensation. Benefits earned under the SERP vest ratably over ten years beginning in July 1999.

        The following table shows estimated annual retirement benefits payable to Mr. Thomas Prendergast in the SERP on a straight life annuity basis upon retirement in specified years of continuous service and remuneration classes. Amounts are inclusive of any benefits to be provided from the Company's contribution to Mr. Thomas Prendergast's 401(k) Plan.

	Service (in years)
Average Annual Compensation
	3	5	10 or More
$ 250,000	$29,256	$54,256	$116,756
500,000	66,756	116,756	241,756
750,000	104,256	179,256	366,756
1,000,000	141,756	241,756	491,756
1,250,000	179,256	304,256	616,756
1,500,000	216,756	366,756	741,756
1,750,000	254,256	429,256	866,756
2,000,000	291,756	491,756	991,756
2,250,000	329,256	554,256	1,116,756
2,500,000	366,756	616,756	1,241,756

        Amounts are payable for life with a guaranteed period of ten years commencing at age the later of retirement or age 60.

        As a result of his termination of employment with the Company, Mr. Widett has ceased to accrue any additional benefits under the SERP. Based on his highest three-year average annual compensation, the Company has calculated that Mr. Widett will be entitled to receive an annual benefit of approximately $69,000 upon his reaching age 65. Mr. Widett has notified the Company that he disputes the Company's calculation of his highest three-year average annual compensation because the calculation excludes the value of any stock issued to Mr. Widett during the applicable years. The Company believes that the value of any stock issued to Mr. Widett should be excluded from the calculation and that it has calculated his highest three-year average annual compensation in accordance with the SERP. As of the date of this Proxy Statement, the Company is attempting to resolve this dispute.

Stock Option Grants

        The following table contains information concerning options granted relating to 2003 performance to each of the executive officers named in the summary compensation table.

Option Grants

	Individual Grants
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees for 2003(1)			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name			Exercise Price Per Share(2)
				Expiration Date	5%	10%
Thomas Prendergast	140,000	25.94%	$28.47	February 2014	$2,506,648	$6,352,339
David Gaw	60,000	11.12%	28.47	February 2014	1,074,278	2,722,431
Barry Rodenstein	30,000	5.56%	28.47	February 2014	537,139	1,361,215
Robert Prendergast	30,000	5.56%	28.47	February 2014	537,139	1,361,215
Bruce Anderson	15,000	2.78%	28.47	February 2014	268,569	680,608

(1)
Based on a total of 539,654 options to purchase shares of common stock related to 2003 performance.

(2)
The options with an exercise price of $28.47 per share were granted in February 2004 at an exercise price equal to the closing price of the common stock proximate to the date of grant.

(3)
The potential realizable value is calculated based on the term of the option at its time of grant, which is ten years. It is calculated assuming that the fair market value of our common stock on the date of the grant was equal to the option exercise price, that the value of the option appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the shares of common stock sold on the last day of its term for the appreciated stock price.

Option Exercises and Holdings

        The following table contains information as of March 12, 2004 concerning option exercises and option holdings with respect to each of the executive officers named in the summary compensation table.

			Number of Shares Underlying Unexercised Options		Option Values Value of Unexercised In-the-Money Options(2)
Name	Shares Acquired on Exercise	Value Realized(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas Prendergast	—	$—	736,667	433,333	$2,571,368	$1,071,733
David Gaw	—	—	120,000	140,000	426,800	301,600
Barry Rodenstein	—	—	52,000	58,000	185,800	109,400
Robert Prendergast	30,000	151,500	52,333	66,667	180,549	137,167
Bruce Anderson	6,667	34,414	—	28,333	—	48,133

(1)
Represents the difference between the closing price of the stock on the date of exercise and the exercise price of the stock options.

(2)
Represents the difference between the closing price of the stock on December 31, 2003 ($28.45) and the exercise price of the stock options.

Employment Agreements

        Mr. Thomas C. Prendergast, our Chairman, President and Chief Executive Officer, has an employment agreement with us, which provides for a five-year term expiring in April 2007. Under his employment agreement, which was amended in July 2002, Mr. Prendergast receives an annual base salary of $585,000 and he is eligible for an incentive bonus based on performance objectives as established by our Compensation Committee. The threshold bonus amount may not be less than 40% of Mr. Prendergast's base salary and the maximum bonus amount payable to Mr. Prendergast is 160% of his base salary.

        In January 2000, Mr. Prendergast received an initial stock option grant of 400,000 shares and 75,000 shares of restricted stock under his employment agreement.

        In July 2002, as part of the amendment to Mr. Prendergast's employment agreement, the Board of Directors approved the issuance over five years of an aggregate of up to 775,000 shares of restricted stock with no exercise price to members of senior management of the Company, including Mr. Thomas Prendergast. The Company issued the first installment of 155,000 shares in July 2002, of which, Mr. Prendergast received 120,000 shares. These shares were subject to risk of forfeiture and transfer restrictions, which terminated on March 1, 2003.

        In March 2003, the second installment of 155,000 shares was issued, of which, Mr. Prendergast received 120,000 shares. Upon issuance, these shares were subject to risk of forfeiture and transfer restrictions, which terminated in March 2004. In March 2004, the third installment was issued, of which, Mr. Prendergast received 120,000 shares. Upon issuance, these shares are subject to risk of forfeiture and transfer restrictions, which will terminate in March 2005, subject to continued employment. The remaining installments of these special share grants are expected to be issued ratably over a two-year period beginning in 2005, subject to the satisfaction of certain performance milestones and other conditions during the two-year period. Upon issuance, the remaining installments will also be subject to risk of forfeiture and transfer restrictions, which will terminate upon the first anniversary of the date of each installment, subject to continued employment.

        Mr. Prendergast is also eligible to receive an annual stock option award of up to 140,000 options and an annual performance share award of up to 60,000 shares under our equity incentive plan based upon the achievement of management and performance objectives established by our Compensation Committee. Mr. Prendergast also participates in our employee benefit plans on a basis consistent with other executives of our company. As required by his employment agreement, we have established a supplemental executive retirement plan, or SERP, for Mr. Prendergast's benefit. We have also agreed to reimburse Mr. Prendergast for certain business, legal and tax preparation and financial planning expenses.

        Mr. Prendergast's employment may be terminated by us for "cause" in the event of:

  •
  the conviction of Mr. Prendergast of a felony,

  •
  the willful breach of duty of loyalty by Mr. Prendergast which is materially detrimental to us,

  •
  the willful failure of Mr. Prendergast to perform his duties or to follow the directives of our Board, or

  •
  the gross negligence or willful misconduct of Mr. Prendergast in the performance of his duties.

        Mr. Prendergast may terminate his employment for "good reason," which includes:

  •
  a removal from or failure to re-elect Mr. Prendergast as President, Chief Executive Officer or a director of our company,

  •
  the assignment to Mr. Prendergast of duties, responsibilities or reporting requirements inconsistent with his positions as President and Chief Executive Officer or director,

  •
  a reduction in Mr. Prendergast's base salary,

  •
  our failure to maintain our incentive plans,

  •
  except as required by law, a material diminution in Mr. Prendergast's fringe benefits,

  •
  the requirement by us that our principal place of business be changed to a location outside the greater Boston area, or

  •
  any breach by us of his employment agreement.

        If Mr. Prendergast's employment is terminated without cause, for good reason or because of any disability, we must pay Mr. Prendergast his base salary for the longer of 12 months after the termination or the expiration of the term of the employment agreement. We must also pay him a portion of his incentive bonus. In addition, the SERP benefit, any restricted shares, annual performance shares and stock options granted to Mr. Prendergast under our incentive plan will immediately vest. Mr. Prendergast will also be allowed to participate in our benefit plans during his severance period. If Mr. Prendergast's employment is terminated for cause, without good reason or because of death, Mr. Prendergast is entitled to his base salary through the date of termination. If Mr. Prendergast's employment terminates as a result of the completion of the term, we are required to pay Mr. Prendergast his base salary for 12 months after the date of termination.

        In the event of a change in control of our company during the term of Mr. Prendergast's employment agreement when the remainder of the term is less than three years, the term of Mr. Prendergast's employment agreement automatically extends for an additional three years. In addition, upon a change of control, the SERP benefit, any restricted shares, annual performance shares and stock options granted to Mr. Prendergast under our equity incentive plan will immediately vest. In addition, to the extent that payments or benefits under Mr. Prendergast's employment agreement or other benefit plan will result in application of federal excise taxes on "excess parachute payments," we have agreed to provide a gross up payment to offset the excise tax liability.

        Mr. Prendergast's employment agreement prohibits Mr. Prendergast while he is employed with us and for one year after a termination of employment for cause or without good reason, from engaging,

directly or indirectly, in any business in competition with us or employing or soliciting the employment of any individual employed by us at any time while Mr. Prendergast was also employed with us.

        Mr. Prendergast also has received tax offset payments from us under his employment agreement. The purpose of these payments is to reimburse Mr. Prendergast for the amount of applicable taxes such as federal, state, local and Medicare taxes he incurs with respect to his exercise of options and the grant, vesting or payment of any awards covered by his employment agreement. Mr. Prendergast has waived his right to receive any tax offset payments in connection with certain grants of stock options made in 2002 and the restricted share awards described in the third and fourth paragraphs of this section.

Change in Control/Severance Agreements

        We have entered into Change in Control/Severance Agreements with each of Messrs. Anderson, Faberman, Gaw, O'Sullivan, Robert Prendergast, Rodenstein, Sweetser and Zicht. These Change in Control/Severance Agreements provide for severance to be paid to each of these officers in the event that their employment is terminated by us other than for "cause" or by these individuals for "good reason," including following a change in control. In the event that the employment of any of these individuals is terminated under these circumstances following a change in control, Mr. Gaw is entitled to receive severance pay equal to two times and the other officers are entitled to one time the sum of their base salary as of the date of termination and their average cash bonus for each of the three most recently completed fiscal years. In the event that the employment of any of these individuals is terminated under these circumstances other than in connection with a change of control, these individuals are entitled to receive severance pay equal to the sum of their base salary as of the date of termination and their average cash bonus for each of the three most recently completed fiscal years.

        In addition, under our equity incentive plan, upon a termination of employment in these circumstances, following a change in control, any restricted shares, annual performance shares and stock options granted to these individuals under our equity incentive plan will immediately vest and all restrictions on these shares will terminate. Under these agreements, these individuals are also entitled to receive a payment for benefits forfeited under our retirement plans as a result of the termination of their employment. These individuals are also entitled to receive tax offset payments from us to reimburse these individuals for the amount of excise taxes that may be incurred by these individuals in connection with the payment of the severance under these agreements and any other arrangements between these individuals and us. These agreements also contain confidentiality and noncompete provisions. Except as noted above, each of these agreements is substantially identical.

Compensation Committee Report

        Committee Responsibilities.    The responsibilities of the Compensation Committee include:

  •
  reviewing the performance of the Chief Executive Officer and the other executive officers of the Company on at least an annual basis;

  •
  recommending the cash and equity-based compensation and benefits to be provided to the executive officers of the Company;

  •
  issuing and administering awards under the Company's equity incentive plan;

  •
  informally reviewing, to the extent available, information with respect to the compensation paid to executive officers of comparable equity real estate investment trusts and comparing this information with the overall compensation paid to the Company's executive officers;

  •
  recommending compensation for the members of the Board of Directors for their services as Directors; and

  •
  reporting periodically to the full Board with respect to the foregoing.

        To assist the Compensation Committee in its responsibilities, the Compensation Committee has engaged Frederic W. Cook & Co., a management compensation-consulting firm, to review and make recommendations with respect to the compensation programs of the Company.

        Compensation Philosophy for Executive Officers.    The Compensation Committee's executive compensation philosophy is to align the interests of key executives with the interests of stockholders by developing appropriate compensation measures for its executives. The Compensation Committee believes that components of the total compensation package for senior executives should include

  (i)
  a base salary designated to compensate management near approximately the 75th percentile of the Company's competitive market in order to effectively recruit and retain key personnel;

  (ii)
  an annual incentive bonus, the amount of which will depend upon the success of the Company and of the executives' involvement in achieving specified objectives; and

  (iii)
  a long-term performance incentive designed to (a) align the interests of management with the interests of stockholders, (b) deliver competitive levels of compensation to management contingent upon performance, and (c) motivate and focus management on the long-term growth and success of the Company.

        For 2003, the compensation of the Company's Chief Executive Officer and other executive officers was comprised of (i) an annual base salary, (ii) an annual incentive cash bonus, and (iii) long-term performance incentives in the form of grants of shares of restricted stock and nonqualified stock options made in February 2004 under the Company's equity incentive plan described below under "Long-Term Incentive Program."

        Base Salary.    In order to compete for and retain talented executives who are critical to the Company's long-term success, the Compensation Committee has determined that the base salaries of executive officers should approximate those of executives of equity REITs which compete with the Company for employees, investors and tenants while also taking into account the executive officers' performance and tenure. The Compensation Committee reviews base salaries annually and, if appropriate, modifies such salaries to reflect recent market practices and performance. The increase in base salary for 2002 over 2001 for Mr. Thomas Prendergast reflected in the summary compensation table above reflects modifications made by the Compensation Committee in July 2002. In November 2002, the Compensation Committee made modifications to the 2003 base salaries of the other executive officers named in the summary compensation table.

        Annual Incentive Bonus.    In order to motivate key executives to achieve annual strategic business goals, the Compensation Committee believes executives should receive annual incentive bonuses for their contributions in achieving these goals. The Compensation Committee has historically sought to provide key executives with a total compensation package that is competitive with comparable equity REITs when, among other things, the Company's per share Funds From Operations ("FFO") and "same store net operating income" ("NOI") grow. During each fiscal year, the Compensation Committee, in consultation with the Chief Executive Officer, establishes for each executive a range of incentive bonus opportunities, stated as percentages of that executive's base salary, which the executive is entitled to receive based in part upon that executive's position to impact the annual success of the Company and in part upon the level of performance achieved by the Company and the individual executive for that year. In general, the threshold, target and maximum amounts of the annual bonus are set at 40%, 100% and 160% of annual base salary in the case of the Chief Executive Officer and from 20% to 100% of annual base salary in the event of each other executive officer.

        For 2003, in consultation with the Chief Executive Officer, the Compensation Committee adopted a more subjective approach in determining the applicable annual incentive bonus that included qualitative factors as well as the quantitative corporate performance measures historically used. The Compensation Committee considered that the Company had met its FFO target for the year despite the effects of several events beyond its control, including the impact of tenant bankruptcies, the downturn in the economy and senior management changes during the year. The Compensation Committee placed greater emphasis on the non-quantitative achievements of the Company during the year, in particular, the Company's acquisition during 2003 of a sizable property portfolio in a new market, the completion of other acquisitions during the year, the pursuit and completion of capital market transactions, and the Company's achievements in leasing and property management activities.

        Based upon these achievements and the recommendation of the Chief Executive Officer, the Compensation Committee determined each senior executive was entitled to the maximum incentive bonus allocated to individual performance. As a result of the above analysis, the Compensation Committee, in consultation with the Chief Executive Officer in the case of all officers other than himself, recommended the following cash bonus awards to the named executive officers for 2003: $936,000 to Mr. Thomas Prendergast, $280,000 to Mr. Gaw, $144,000 to Mr. Rodenstein, $132,000 to Mr. Robert Prendergast, and $111,000 to Mr. Anderson.

        Long-Term Incentive Program.    The Compensation Committee has determined that the Company's long-term incentive program would consist of the grant of shares of restricted stock and nonqualified stock options under the Company's equity incentive plan at the beginning of each year to senior executives of the Company, the exact numbers of which will vary, depending on the position and salary of the executive and the Company's success in delivering annual total stockholder returns that meet threshold, target or maximum returns established by the Compensation Committee. As with the annual incentive bonus, during each fiscal year, the Compensation Committee, in consultation with the Chief Executive Officer, establishes for each executive a range of long-term incentive opportunities, which the executive is entitled to receive based in part upon that executive's position to impact the annual success of the Company and in part upon the level of performance achieved by the Company and the individual executive for that year. Awards of stock options vest ratably over three years and have exercise prices equal to the fair market value of the common stock on the date of grant. Awards of restricted stock are subject to transfer restrictions and risk of forfeiture that terminate ratably over three years. For 2003 performance, Mr. Thomas Prendergast received 60,000 restricted stock shares and 140,000 stock options, Mr. Gaw received 14,000 restricted stock shares and 60,000 stock options, Mr. Rodenstein received 7,000 restricted stock shares and 30,000 stock options, Mr. Robert Prendergast received 7,000 restricted stock shares and 30,000 stock options and Mr. Anderson received 4,000 restricted stock shares and 15,000 stock options.

        In addition to these performance-based grants of options and restricted stock, in 2003, the Compensation Committee approved the issuance of the second installment of the special share awards begun in 2002 following our initial public offering. In July 2002, as part of the amendment to Mr. Prendergast's employment agreement, the Board of Directors approved the issuance over five years of an aggregate of up to 775,000 shares of restricted stock with no exercise price to members of senior management of the Company, including Mr. Prendergast. The Company issued the first installment of 155,000 shares in July 2002, of which Mr. Thomas Prendergast received 120,000 shares, Mr. Gaw received 10,000 shares, Mr. Robert Prendergast received 1,000 shares and Mr. Rodenstein received 1,000 shares. Mr. Widett, former Senior Vice President and Chief Operating Officer, received 20,000 shares. These shares were subject to risk of forfeiture and transfer restrictions, which terminated on March 1, 2003.

        In March 2003, the second installment of 155,000 shares was issued, of which Mr. Thomas Prendergast received 120,000 shares, Mr. Gaw received 10,000 shares, Mr. Robert Prendergast received 1,000 shares and Mr. Rodenstein received 1,000 shares. Mr. Widett also received 20,000 shares. Upon issuance, these shares were subject to risk of forfeiture and transfer restrictions, which terminated in March 2004, except with respect to Mr. Widett. In connection with his termination of employment with the Company in June 2003, the Company agreed that the forfeiture and transfer restrictions on the second installment of shares to Mr. Widett would terminate on September 1, 2003.

        In March 2004, the third installment was issued, of which, Mr. Thomas Prendergast received 120,000 shares, Mr. Gaw received 10,000 shares, Mr. Robert Prendergast received 1,000 shares and Mr. Rodenstein received 1,000 shares. Mr. Widett did not receive any additional shares. Upon issuance, these shares are subject to risk of forfeiture and transfer restrictions, which will terminate in March 2005, subject to continued employment. The remaining installments of these special share grants are expected to be issued ratably over a two-year period beginning in 2005, subject to the satisfaction of certain performance milestones and other conditions during the two-year period. Upon issuance, the remaining installments will also be subject to risk of forfeiture and transfer restrictions, which will terminate upon the first anniversary of the date of each installment, subject to continued employment.

        Compensation of Chief Executive Officer.    The Compensation Committee believes that Thomas Prendergast played a critical role in the Company's achieving its objectives for 2003 and performing well in difficult market conditions. In July 2002, the Compensation Committee recommended to the Board of Directors, and the Board adopted, an amendment to Mr. Prendergast's employment agreement which, among other things, increased his base salary to $585,000 and increased the bonus opportunity to the percentages described above. Pursuant to this amendment, and in accordance with the goals and formulas established under the Compensation Committee's compensation programs, the Compensation Committee awarded Mr. Prendergast the maximum cash bonus of $936,000 for 2003. In addition, Mr. Prendergast was awarded 60,000 shares of restricted stock and 140,000 stock options under the Company's equity incentive plan.

        Federal Tax Regulations.    The Compensation Committee has considered the application of Section 162(m) of the Internal Revenue Code to the Company's compensation practices. Section 162(m) generally limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as performance-based compensation.

        This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those acts.

        The foregoing report has been furnished by the current members of the Compensation Committee.

        Robert J. Watson, Chairman, Bernard Cammarata, David W. Laughton and Kenneth K. Quigley, Jr.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of Messrs. Watson, Cammarata, Laughton and Quigley. There are no Compensation Committee interlocks and no member of the Compensation Committee serves, or has in the past served, as an employee or officer of the Company. Mr. Cammarata is Chairman of the Board of TJX Companies, Inc., our largest tenant, and was President and Chief Executive Officer of TJX until June 1999. We received annualized base rent from the TJX Companies of $12.6 million in 2003, which represented approximately 5.2% of our total annualized base rent for all leases in which tenants were in occupancy at December 31, 2003. TJX pays us rent in accordance with 46 written leases at our properties.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Net Realty Holding Trust and Affiliates

Boston Office Lease

        One of the properties which was contributed to us by Net Realty Holding Trust at the time of our formation in July 1999 was our former headquarters building at 535 Boylston Street, Boston, Massachusetts. In 1974, NETT and Net Realty Holding Trust entered into a lease providing for the lease of 14,400 square feet of space in this office building to NETT for its Boston offices. This lease was assigned by Net Realty Holding Trust to us as part of our formation. The current term of this lease expires on March 31, 2005 and under this lease, NETT pays us $648,000 per year in rent.

131 Dartmouth Street Joint Venture

        In November 1999, we entered into a joint venture with NETT for the acquisition and development of a 365,000 square foot commercial office building at 131 Dartmouth Street, Boston, Massachusetts. This joint venture is owned 94% by NETT and 6% by us. We were issued this interest as part of a management arrangement with the joint venture pursuant to which we will manage the building. We have no ongoing capital contribution requirements with respect to this office building, which was completed in January 2003. The first tenants began occupying this office building in January 2004. We account for our interest in this joint venture using the cost method and we have not expended any amounts on the office building through December 31, 2003.

        In February 2004, we entered into an eleven-year lease with our joint venture with NETT for the lease of approximately 31,000 square feet of space and we moved our corporate headquarters to this space during the first quarter of 2004. The terms of this lease, which were negotiated on an arms-length basis, were approved by our Audit Committee and by our Board.

Stockholders Agreement with Net Realty Holding Trust

Amended Stockholders Agreement

        In connection with our initial public offering in April 2002, we and Net Realty Holding Trust entered into an amended stockholders agreement governing our relationship with Net Realty Holding Trust after the offering. This agreement eliminated all prior terms of our then existing stockholders agreement and provides for the following new terms—

  Election of Directors

  •
  We agreed that as long as Net Realty Holding Trust owns at least 25% of the outstanding shares of our common stock, Net Realty Holding Trust has the right to designate for nomination four members of our Board of Directors. If Net Realty Holding Trust's ownership percentage in our common stock is reduced to less than 25% but remains in excess of 10% of our common stock, two of Net Realty Holding Trust's designees will be required to resign from our Board of Directors. If Net Realty Holding Trust's ownership percentage in our common stock is reduced to less than 10%, Net Realty Holding Trust will no longer have the right to designate for nomination any of our directors.

  •
  Net Realty Holding Trust agreed that it will not seek any additional representation on our Board of Directors. In addition, except at our request, and subject to its fiduciary duties under applicable law, Net Realty Holding Trust has agreed that it will not seek to change the size or composition of our Board of Directors.

  Additional Equity and Preemptive Rights

  •
  Net Realty Holding Trust agreed that it will not, directly or indirectly, acquire any additional shares of stock if that acquisition would result in an increase in Net Realty Holding Trust's ownership percentage of our stock.

  •
  We granted to Net Realty Holding Trust a preemptive right to maintain its ownership percentage of our stock by purchasing any shares of our stock offered to third parties on the same terms and conditions as are offered to those third parties. This preemptive right does not apply to some limited issuances, including in connection with the exercise of stock options and other rights under our incentive plan, issuances of units of limited partnership interests by our operating partnerships and issuances of equity in connection with acquisition or merger transactions. In addition, the preemptive right does not apply if the exercise of this right would jeopardize our status as a REIT. In December 2003, we completed a secondary public offering of our common stock and sold a total of 3,932,736 shares. Net Realty Holding Trust exercised its contractual preemptive right and purchased approximately 40% of the shares we sold in the offering on the same terms as third parties purchased shares.

  Registration Rights

  •
  Net Realty Holding Trust has demand and piggyback registration rights with respect to their shares of our common stock. These registration rights are subject to customary cut-back and lock-out restrictions.

Other Transactions

        In July 1999, Bernard Cammarata became a member of our Board of Directors. Mr. Cammarata is Chairman of the Board of TJX Companies, Inc., our largest tenant, and was President and Chief Executive Officer of TJX until June 1999. We received annualized base rent from the TJX Companies of $12.6 million in 2003, which represented approximately 5.2% of our total annualized base rent for all leases in which tenants were in occupancy at December 31, 2003. TJX pays us rent in accordance with 46 written leases at our properties.

        In April 2002, Richard Garrison became a member of our Board of Directors. We lease space to Mr. Garrison at one of our Boston office buildings. Under this lease, we lease Mr. Garrison 1,000 square feet and he pays us approximately $17,000 per year.

        In October 2003, Stephen Faberman became our Vice President, Corporate Counsel. Prior to that time, from January 2002 until October 2003, Mr. Faberman was a partner in the law firm, Bingham McCutchen LLP, Boston, Massachusetts. Bingham McCutchen LLP has provided legal services to the Company since its formation in July 1999. In 2003, the Company paid Bingham McCutchen LLP approximately $800,000 in fees in connection with corporate, finance, litigation, real estate and securities legal advice provided to the Company.

        We believe that each of these transactions was entered into by us on terms no less favorable to us than those that could be obtained from unrelated third parties.

SHARE PERFORMANCE GRAPH

        The following graph provides a comparison of cumulative total stockholder return for the period from April 2002 (the month during which our common stock was first publicly traded) through December 31, 2003, among the Company, the Standard & Poor's ("S&P") 500 Index and the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") Equity REIT Total Return Index, an industry index of 149 equity REITs (including the Company). The Share Performance Graph assumes an investment of $100 in each of the Company and the two indexes, and the reinvestment of any dividends. Equity REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, the Company will provide any stockholder with a list of the REITs included in the Equity REIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the Equity REIT Index and the S&P 500 Index were provided to the Company by NAREIT. The data shown is based on the share prices or index values, as applicable, at the end of each month shown.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, its executive officers, and persons holding more than 10% percent of the common stock are required to report their ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission. These directors, officers and 10% holders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to file by those dates during 2003. Based upon a review of the filings provided to the Company, to the Company's knowledge, based solely on review of the copies of those reports furnished to the Company, all of the Company's officers, directors and 5% stockholders made all required filings during the fiscal year ended December 31, 2003, except that Net Realty Holding Trust did not file a Form 4 in connection with its purchase of 1,572,045 shares of our common stock in connection with our equity offering in December 2003.

INDEPENDENT AUDITORS

        KPMG LLP served as our independent auditors for the fiscal year ended December 31, 2003 and has been selected by the Audit Committee to be our independent public auditors for 2004. A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if he or she so desires, and to answer appropriate questions from stockholders.

ANNUAL REPORT

        We have provided without charge a copy of our annual report to stockholders for fiscal year 2003 to each person being solicited by the proxy statement. Upon the written request by any person being solicited by this proxy statement, we will provide without charge additional copies of our annual report and our other SEC filings. All requests should be directed to Stephen H. Faberman, Corporate Secretary, 131 Dartmouth Street, Boston, Massachusetts 02116. This information is also available on our website (www.heritagerealty.com) and the EDGAR version of our SEC filings is available at the SEC's website (www.sec.gov).

STOCKHOLDER PROPOSALS

        In order for stockholder proposals otherwise satisfying the eligibility requirements of Securities and Exchange Commission Rule 14a-8 to be considered for inclusion in our Proxy Statement, they must be received by us at our principal office in Boston, Massachusetts, on or before December 10, 2004.

        In addition, if a stockholder desires to bring business (including director nominations) before our 2005 Annual Meeting that is not the subject of a proposal timely submitted for inclusion in our Proxy Statement, written notice of such business, as currently prescribed in our Bylaws, must be received by our Secretary not less than 90 days and not more than 150 days prior to the meeting, or, if less than 70 days notice or public disclosure of the date of the meeting is given or made, written notice must be so received not later than the later of February 26, 2005 or the 15th day following the date on which notice of the meeting is mailed. For additional requirements, a stockholder may refer to our Bylaws, a copy of which may be obtained from the Company's Secretary. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

OTHER BUSINESS

        Our Board knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their discretion.

        The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

Exhibit A

Heritage Property Investment Trust, Inc.
Audit Committee Charter

Purpose

        The purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") of Heritage Property Investment Trust, Inc. (the "Company") in ensuring that management is maintaining internal controls adequate to provide reasonable assurance that assets are safe-guarded, transactions are properly executed and recorded, generally accepted accounting principles are consistently applied, and that there is compliance with corporate policies for conducting business. The Committee shall assist the Board in overseeing the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent auditor's qualifications and independence, and the performance of the Company's independent auditor. In doing so, it is the goal of the Committee to maintain free and open communication among the Committee, independent auditor, and management of the Company.

        The function of the Committee is oversight. The Committee relies on the expertise and knowledge of the Company's management and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of the Company's financial statements and the maintenance of appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for planning and carrying out proper annual audits and quarterly reviews of the Company's financial statements to determine whether the financial statements of the Company present fairly in all material respects the financial position of the Company and reports directly to the Committee. The Committee reports regularly to the Board.

        The Committee shall perform such functions, exercise such powers, and consult with such persons as may be required to fulfill the responsibilities of the Committee or additional responsibilities, which may be delegated to it from time to time by the Board. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company. The Committee shall have the authority, without seeking Board approval, to engage outside advisors or consultants, including legal, accounting, or other advisors as it deems necessary to carry out its duties, and shall be entitled to rely on advice, information, opinions, reports, or statements, including financial statements and other financial data, provided or prepared by officers or employees of the Company or such outside advisors or consultants. The Committee shall receive appropriate funding, as it determines, from the Company for payment of compensation to such outside advisors or consultants.

        The Company shall make this Charter available on its website at www.heritagerealty.com. The Company shall disclose such availability in its Annual Report on Form 10-K and also shall disclose that it shall provide a printed copy of this Charter without charge to any Company stockholder who requests it. The Company also shall publish this Charter periodically in the Company's annual proxy statement, to the extent required by the rules and regulations of the Securities and Exchange Commission (the "SEC").

Composition

        The Committee shall consist of no fewer than three members of the Board independent of management and the Company and free from any relationship that may interfere with the members' exercise of independent judgment from management and the Company, as prescribed by the applicable laws, regulations, and rules of the SEC and New York Stock Exchange (the "NYSE"). All members of the Committee shall be able to read and understand fundamental financial statements. The Chairman and each of the members of the Committee shall be appointed by the Board, upon the recommendation of the Nominating Committee of the Board, and shall serve an annual term. The Board may replace any Committee member at any time.

        At least one member of the Committee shall be an "audit committee financial expert" as such term is defined in Rule 407 under the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act").

        No Committee member may serve simultaneously on the audit committees of more than three public companies (including the Company) unless the Board first has determined that such simultaneous service would not impair the ability of such member to serve on the Committee and the Company discloses such determination in its annual Proxy Statement.

Audit Committee Authority, Responsibilities and Processes

        The Committee shall meet as often as it shall determine, but not less frequently than quarterly, together as a committee and in separate sessions with representatives of management and the independent auditor. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or any advisor or consultant to, the Committee. The Audit Committee shall maintain minutes and other relevant documentation of all meetings held.

  A. Independent Audit

        1.     The Committee shall have a clear understanding with management and the independent auditor that the independent auditor is ultimately accountable to the Committee, as representative of the Company's stockholders, and as such the independent auditor must report directly to the Committee. The Committee shall have the sole authority to appoint (subject, if applicable, to ratification by the stockholders of the Company), retain, compensate, evaluate, terminate, and replace the independent auditor. The Committee may receive input from the management of the Company on these matters but shall not delegate these responsibilities. The Committee shall be responsible for the oversight of the independent auditor, including the resolution of any disagreements between management and the independent auditor regarding financial reporting or other matters.

        2.     The Committee shall review and discuss the proposed scope and plans for the annual audit and significant variations that arise in the course of the examination. Also, the Committee shall discuss with management and the independent auditor the adequacy and effectiveness of the accounting and financial controls (including any audit steps taken in light of any material control deficiencies), including the Company's system to monitor and manage business risk, and legal and ethical compliance programs.

        3.     The Committee shall review the independent auditor's internal control observations and responses by the Company's management.

        4.     The Committee shall approve all fees and terms related to the annual independent audit and subsequent variations thereof, as well as all permissible non-audit engagements of the independent auditor. The Committee shall pre-approve all audit and permissible non-audit services to be performed for the Company by the independent auditor, giving effect to the "de minimis" exception for non-audit services set forth in Section 10A(a)(i)(1)(B) of the Exchange Act. The Committee may delegate this authority to the Chairman of the Committee or another subcommittee. On an annual basis, the Committee shall consider whether the provision of non-audit services by the independent auditor, on an overall basis, is compatible with maintaining the independent auditor's independence from management.

        5.     The Committee shall, at least annually, obtain and review a report by the independent auditor describing (A) the independent auditor's internal quality-control procedures, (B) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues, and (C) (to assess the independent auditor's independence) all relationships between the independent auditor and the Company. The Committee shall discuss with the independent auditor its independence from management and the Company and shall review at least annually the matters included in the written disclosures provided by the independent auditor as required by the applicable regulatory body.

        6.     The Committee shall review and evaluate the lead partner of the independent auditor and shall ensure the occurrence of any legally required rotation of lead and concurring partners and any other partners required to be rotated. The Committee may also consider whether, to assure continuing auditor independence, it would be advisable to regularly rotate the independent auditor itself. The Committee shall present its conclusions with respect to the independent auditor to the full Board.

        7.     The Committee shall recommend to the Board a policy concerning the Company's hiring of employees or former employees of the independent auditor in accordance with the applicable rules of the SEC to ensure that the independent auditor is independent. Specifically, prior to the hiring of any member of the audit engagement team assigned to the Company in any financial reporting oversight role of the Company the Committee shall ensure that one year has passed since completion of the next audit performed by such team subsequent to the audit in which such member participated.

        8.     The Committee shall review the performance and qualifications of the independent auditor, and in so doing, take into account the opinions of management. The Committee shall report to the Board its conclusions with respect to the independent auditor.

  B. Financial Reporting

        1.     The Committee shall review major issues regarding accounting principles and financial statement presentations, including any significant change in the Company's selection or application of accounting principles. The Committee also shall review and discuss with the independent auditor and management the adequacy and effectiveness of the accounting policies and practices and significant judgments that may affect the financial statements of the Company, and the selection made from among alternative accounting treatments.

        2.     The Committee shall consider changes in accounting standards that may significantly affect financial reporting practices.

        3.     The Committee shall review and discuss, with financial management and the independent auditor, the Company's annual and quarterly financial results and the annual financial statements and quarterly financial statements, including the Company's disclosures under the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of its periodic reports prior to the release of earnings and/or the filing or distribution of the Company's annual and quarterly financial statements and discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditor. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted accounting principles. Based on the foregoing and on review of other information made available to the Committee, the Committee shall recommend to the Board whether the audited financial statements should be included in the Company's Annual Report on Form 10-K. The Chairman of the Committee (or an alternate if necessary) may represent the entire Committee for purposes of the quarterly review.

        4.     The Committee shall meet separately with the independent auditor to discuss the results of its audit work and the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any problems or difficulties encountered in the course of the audit work and management's response thereto, any restrictions on the scope of activities or access to requested information, and the nature and resolution of any significant disagreements with management. The Committee shall also obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act (regarding the independent auditor's responsibilities upon detection or otherwise becoming aware of information indicating that an illegal act (whether or not perceived to have a material effect on the financial statements of the Company) has or may have occurred) has not been implicated.

        5.     The Committee shall discuss with management the type and presentation of information to be included in the Company's earnings press releases, including the use therein of "pro forma" or "adjusted" non-GAAP information, as well as any financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

        6.     The Committee shall review any analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on the financial statements. The Committee also shall review the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company's financial statements.

        7.     The Committee shall review with management guidelines and policies with respect to the Company's approach to risk assessment and risk management, and shall discuss the Company's major financial risk exposures and steps taken by management to monitor and control such exposures.

        8.     The Committee shall review each report of the independent auditor delivered to the Committee pursuant to Section 10A(k) under the Exchange Act, concerning: (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments (including their effect on the Company's financial statements), and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

        9.     The Committee shall review the disclosures made by officers of the Company in the certifications required to be filed (a) as part of the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q regarding any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls and (b) pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, regarding the absence of misleading statements in the Company's periodic reports and the fair presentation in such reports of the Company's financial statements and results of operations.

        10.   The Committee shall discuss with management and the independent auditor any correspondence or other communication from or with any governmental agency or regulatory authority that raises any material issue concerning the Company's financial statements, accounting policies, or related matters.

  C. Controls

        1.     The Committee shall review major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies. The Committee shall assess the adequacy and effectiveness of the system of internal controls, including the security of tangible and intangible corporate assets and the security of computer systems and facilities.

        2.     The Company shall have an internal audit function. The Committee shall oversee the appointment, removal, and replacement of the Company's internal auditor (or, if such function is performed by more than one person or firm, the person or firm charged with heading such function). The Committee shall review the responsibilities, budget, and staffing of the Company's internal audit function and the scope of the internal audit plan and function.

        At regularly scheduled meetings, and at any other times when they believe it necessary, the independent auditor and senior financial management shall meet with the Committee privately and confidentially to notify or advise it concerning any circumstances which they believe require the special attention of the Committee.

Other Committee Activities

        1.     The Committee may, at its discretion, request management, the independent auditor, or other persons with specific competence, including outside counsel and other outside advisors, to undertake special projects or investigations which it deems necessary to fulfill its responsibilities, especially when potential conflicts of interest with management may be apparent.

        2.     The Committee shall be informed by senior financial management of the rationale for securing audits or second opinions from accounting firms other than the Company's independent auditor.

        3.     The Committee shall annually assess and review the adequacy of this Charter and shall annually review the Committee's own performance.

        4.     The Committee shall provide its report required to be included in the Company's annual Proxy Statement.

        5.     The Committee shall establish, or determine that there have been established, procedures for the receipt, retention, and treatment of complaints from Company employees regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters and shall monitor ongoing compliance with these procedures.

        6.     The Committee shall obtain reports from management and the independent auditor that the Company is in conformity with applicable legal requirements, the Business Conduct Rules set forth in the Employee Guidebook and the Code of Ethics for Financial Professionals.

        7.     The Committee shall review such other reports, adopt such other policies, and implement such other procedures as shall be necessary to comply with the rules and regulations that may, from time to time, be established by the NYSE or the SEC.

        8.     The members of the Committee shall not receive any compensation from the Company other than director fees. Such director fees may be greater than those paid to the other directors of the Company.

        9.     The Committee shall review with the Board any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the independent auditor, or the performance of the internal audit function.

        10.   The Committee shall review, at least annually, the Committee's charter and recommend any proposed changes to the Board for approval. The Committee shall prepare and review with the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter, and set forth the goals and objectives of the Committee for the upcoming year.

HERITAGE PROPERTY INVESTMENT TRUST, INC.

Proxy for Annual Meeting of Stockholders
to be held on May 7, 2004
This Proxy is solicited on behalf of the Board of Directors

        The undersigned stockholder of Heritage Property Investment Trust, Inc. (the "Company"), having received notice of the 2004 Annual Meeting of Stockholders of the Company and having revoked all prior proxies, hereby appoint(s) Thomas C. Prendergast, Stephen H. Faberman and David G. Gaw, or any one or more of them as proxies for the undersigned (with full power of substitution in them and each of them) to attend the 2004 Annual Meeting of Stockholders of the Company, to be held at The Westin Copley Place, 10 Huntington Avenue, Boston, Massachusetts 02116, on Friday, May 7, 2004, at 9:00 a.m., Local Time, and any adjourned session or postponement thereof, and to vote and act in respect of all shares of the Company's common stock which the undersigned shall be entitled to vote or act upon and otherwise with all the powers the undersigned would possess if personally present:

        The shares represented by this proxy will be voted as directed by the undersigned. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the nominees for director and "for" each of the other proposals described in the Proxy Statement and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY
RETURN IT IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

(Continued and to be signed on the reverse side).

HERITAGE PROPERTY INVESTMENT TRUST, INC.
PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.    ☒

1.	Election of Directors—		For	Withhold	For All
	Class 1 (To Serve Until 2007)		All	All	(Except for Nominee(s) whose names are written on the line below)
	Joseph L. Barry	David W. Laughton
	Richard C. Garrison	Kevin C. Phelan	☐	☐	☐ ________________________________________________
			For	Against	Abstain
2.	To vote and act with discretionary authority upon, or in regard to, any other matters which may properly come before the Annual Meeting or any adjourned or postponed session thereof:		☐	☐	☐
Attendance of the undersigned at the Annual Meeting of Stockholders or at any adjourned session thereof will not be deemed to revoke this Proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote said shares in person. Please sign exactly as name appears on the records of the Company and date. If the shares are held jointly, each holder must sign. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s). The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and the accompanying Proxy Statement.
Please note any change of address hereon.
Dated: _____________________________________________
Signature(s) _________________________________________

In signing, please write name(s) exactly as appearing on stock certificate(s). Joint owners should each sign individually.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED, POSTAGE PRE-PAID ENVELOPE.

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NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL ONE ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHARE PERFORMANCE GRAPH
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT AUDITORS
ANNUAL REPORT
STOCKHOLDER PROPOSALS
OTHER BUSINESS
EXHIBIT A
HERITAGE PROPERTY INVESTMENT TRUST, INC.
Proxy for Annual Meeting of Stockholders to be held on May 7, 2004 This Proxy is solicited on behalf of the Board of Directors
PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.
HERITAGE PROPERTY INVESTMENT TRUST, INC. PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.
FOLD AND DETACH HERE
YOUR VOTE IS IMPORTANT!
PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE PRE-PAID ENVELOPE.